Exhibit 99.1

Prudential Financial Board of Directors Appoints Chief Executive Officer Andrew Sullivan as Chairman

NEWARK, N.J., March 10, 2026 – (BUSINESS WIRE) – Prudential Financial, Inc. (NYSE: PRU) announced today that its Board of Directors has appointed Andrew Sullivan, currently serving as Chief Executive Officer, to the additional role of Chairman of the Board, effective March 10, 2026.

Sullivan succeeds Charles Lowrey, who resigned as Executive Chairman and director on March 10. Lowrey will remain with the company as a senior advisor through the end of the second quarter, when he will retire from Prudential. During his 25 years of distinguished service to Prudential, Lowrey served as Executive Chairman beginning in 2025, Chief Executive Officer from 2018 to 2025, and Chairman from 2019 to 2025.

“I’m honored that the Board has asked me to take on the additional role of Chairman,” said Sullivan, “It’s a privilege to lead the company at this pivotal moment. I have strong conviction in our strategy and the progress we’re making as we continue to execute with discipline and deliver long-term value for our customers and shareholders. On behalf of our Board and the entire company, I would like to thank Charlie for his leadership and significant contributions to Prudential.”

As Chairman and CEO, Lowrey established a foundation for the company’s next phase of growth, presiding over a series of growth investments, derisking transactions and organizational changes to strengthen the company’s competitive position in the marketplace. Lowrey also led Prudential through the COVID-19 pandemic, where he oversaw multiple initiatives to support Prudential employees, customers, and the communities in which Prudential operates.

Reflecting on his career, Lowrey said, “It has been an honor to serve Prudential for the past 25 years. I’m proud of what we’ve built together and grateful to our employees, Board, partners, and shareholders. Andy is a proven leader, and I have great confidence in him and the broader leadership team as Prudential enters its next chapter.”

“On behalf of the Board, I want to thank Charlie for his long and distinguished service to Prudential,” said Michael A. Todman, Prudential’s Lead Independent Director. “I look forward to continuing to work closely with Andy and the Board on areas of governance and stakeholder engagement, supporting strong alignment and continuity as Andy leads the company forward. His deep experience and knowledge of our business put him in a strong position to steer Prudential’s growth.”

About Prudential Financial

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.6 trillion in assets under management as of December 31, 2025, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for 150 years. For more information, please visit news.prudential.com.

Prudential Media Contact: Emily Blum; emily.blum@prudential.com

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